Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Reports

Fiscal 2010 Third Quarter Results

PARSIPPANY, NJ – March 11, 2010 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today reported financial results for the third quarter of fiscal 2010. Jackson Hewitt reported a net loss of $279.0 million, or $9.75 per diluted share, versus net income of $20.9 million in the third quarter of fiscal 2009, or $0.73 per diluted share. On an adjusted basis, Jackson Hewitt’s net income in the 2010 third quarter was $13.1 million, or $0.46 per diluted share, versus adjusted net income of $21.0 million, or $0.74 per diluted share, in the year ago quarter. Jackson Hewitt’s 3Q10 reported results reflect the effect of a non-cash goodwill impairment charge of $274.2 million, and a non-cash tax valuation charge of $9.9 million. A schedule entitled Condensed Adjusted Results of Operations, which reconciles the reported and adjusted results, accompanies this earnings release.

“In addition to the challenges created by the continued sluggish economy, high unemployment rate and the increasingly competitive landscape in our industry, our third quarter operational and financial results, as well as our expectations for the full 2010 fiscal year, have been significantly impacted by the last-minute loss of a refund anticipation loan (“RAL”) product in 50% of our system,” stated Harry W. Buckley, Jackson Hewitt’s president and chief executive officer.

“To adjust for the absence of RALs, we implemented measures designed to retain clients in the affected markets and to reduce controllable expenses across our entire operation,” continued Buckley. “Although both our franchisees and our company-owned offices have done a good job adjusting their operations, we have had to scale back our expectations for the 2010 tax season. This is a great disappointment to me, our entire management team and our franchise system, particularly after the positive strides we made in the off-season to prepare our entire system for the 2010 tax season, including the launch of our exclusive arrangement with Walmart.”

“For the full 2010 tax season, we believe our total tax returns prepared versus the 2009 tax season will be down in the range of 17% to 19%, with revenue per tax return growth anticipated to be 1% to 2% and net income in the area of breakeven, or modestly positive, excluding non-recurring items,” said Buckley. “We have taken certain actions, including cost control measures, to maximize our operating and financial performance over the remainder of the tax season. We are also working with numerous parties to ensure RAL product availability for next year, and are initiating a comprehensive review of our business model and capital structure, with the assistance of outside advisors, as we move to better position Jackson Hewitt for the future.”

Jackson Hewitt’s reported consolidated total revenues in the 2010 third quarter were $79.1 million, versus $97.8 million in the same period last year. The decreased revenues versus last year’s third quarter resulted from a lower number of tax returns prepared and reduced financial product fees in connection with the loss of 50% of the RAL program, offset in part by slightly higher average revenue per return. Consolidated revenue per tax return was up 2.4%.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

Franchised and company-owned operations are operating 6,376 offices during the 2010 tax season, a decrease of 3% versus the prior tax season. During the first nine months of the 2010 fiscal year, the system prepared 959,000 tax returns, a decline of 18%, versus the 1.164 million tax returns prepared during the same period a year ago. On a comparable day-over-day basis (e.g., Friday versus Friday during the same week the year before), tax returns were running nearly 20% behind the same period a year ago at the end of the third quarter. Under this basis, due to the manner in which the calendar days fell at month end, one filing day that was reflected in the 2010 third quarter tax return results was reflected in the fourth quarter a year ago.

Consolidated 3Q10 Metrics: RAL Markets Versus Non-RAL Markets

In Jackson Hewitt markets where the RAL product was available, total returns prepared in tax season were down 11% in the 2010 tax season on a comparable day-over-day basis, and customer retention improved by approximately 6 percentage points to over 62%. Jackson Hewitt believes that the paid preparer market was down versus the prior year at this same time on a comparable basis. Correspondingly, in Jackson Hewitt markets where the RAL product was unavailable, total returns prepared in tax season were down 31% in the 2010 tax season on a comparable day-over-day basis, and customer retention declined by over 6 percentage points to approximately 51%, reflecting the uneven competitive landscape with respect to RALs.

Update Through February 28, 2010

Subsequent to the end of the 2010 third quarter, year-to-date through the end of February, Jackson Hewitt and its franchisees had prepared 1.830 million tax returns, reflecting a decrease of 18%, versus the 2.218 million tax returns prepared during the same month-end period last year. Year-to-date through February 28, average revenue per return grew by approximately 2%.

Franchise Operations

Reported total revenues in the 2010 third quarter were $49.9 million, versus $65.9 million in the 2009 third quarter. Royalty and marketing and advertising revenues were $35.4 million in the 2010 third quarter, versus $42.7 million in last year’s third quarter, reflecting a decrease of 17%. These decreased revenues were due to lower franchisee tax return volume in the quarter versus last year, largely resulting from the RAL issue, partially offset by slightly higher average revenues per return. Financial product fees were $12.5 million in the third quarter, reflecting a decline of 41% versus the $21.2 million of financial product fees in the 2009 third quarter. This decline, due largely to the loss of 50% of the RAL program, reflects lower aggregate economics with Santa Barbara Tax Products Group, the timing impact of a higher variable fee versus fixed fee relationship in our bank agreements, which will result in a proportionately greater revenue recognition in the fourth quarter, as well as somewhat lower negotiated economics with these providers in 2010. The fixed fee component of the financial product agreements are accounted for on a percentage of completion method over the tax season.

In the 2010 third quarter, Jackson Hewitt recorded sales of 48 new territories, versus 5 new territory sales in same period a year ago. Year-to-date, 164 new territories have been sold, versus 70 in the comparable period last year. The majority of new territory sales in 2010 has been related to Jackson Hewitt’s Walmart expansion activities and has been completed under a special lower cost incentive program. Territory sales are reported in the “Other” revenue line item.

Reported total expenses in the franchise segment were $248.9 million in the 2010 third quarter, versus $29.7 million in the 2009 third quarter. The 2010 third quarter reported expenses included a non-cash goodwill impairment charge of $223.7 million. This charge contributed to a reported loss before income taxes of $198.5 million for the 2010 third quarter, versus a reported income before income taxes of $36.6 million in the prior year quarter. On an adjusted basis, excluding the non-cash goodwill impairment charge, the 2010 third quarter would have reflected income before income taxes of $25.3 million.

Company-Owned Offices Operations

In the 2010 third quarter, service revenues from company-owned offices operations decreased 8% to $29.2 million, versus $31.9 million in the year ago quarter. Reported total expenses in the company-owned offices operations were $72.2 million in the 2010 third quarter, versus $24.5 million in the 2009 third quarter. The 2010 third quarter reported expenses included a non-cash goodwill impairment charge of $50.4 million. This charge contributed to a reported loss before income taxes of $43.0 million for the 2010 third quarter, versus a reported income before income taxes of $7.4 million in the prior year quarter. Excluding the non-cash goodwill impairment charge, income before income taxes was essentially flat versus the prior year period on a comparable basis.

Corporate and Other

Loss before income taxes in the 2010 third quarter was $12.6 million, versus a loss before income taxes of $9.3 million in the 2009 third quarter. The 2010 third quarter reported loss included $1.3 million of expenses incurred in connection with our efforts to find alternative RAL funding and certain corporate advisory fees. The reported loss before income taxes also included a $0.6 million expense recorded in the quarter in connection with a litigation related matter. Adjusting for these expenses, the increased loss before income taxes in this segment was primarily due to $1.6 million of increased interest expense in the 2010 third quarter versus the year ago quarter.

Credit Facility

Based upon the information currently available, Jackson Hewitt believes that it is likely that it will breach the financial covenants in its credit facility as of April 30, 2010. Jackson Hewitt intends to initiate discussions with the lead agent under its credit facility regarding seeking relief in connection with these financial covenants.

Non-Cash Goodwill Impairment and Tax Valuation Charges

As noted above, Jackson Hewitt booked a non-cash goodwill impairment charge of $274.2 million, and a non-cash tax valuation charge of $9.9 million, in the third quarter. Jackson Hewitt typically conducts a goodwill impairment analysis each year following the fourth quarter. Due to the previously announced loss of approximately 50% of Jackson Hewitt’s refund anticipation loan program in the third quarter of fiscal 2010 and the decline in Jackson Hewitt’s stock price and resulting market capitalization since the beginning of such fiscal quarter, Jackson Hewitt concluded that a goodwill impairment triggering event had occurred for purposes of Accounting Standards Codification Topic 350 “Intangibles – Goodwill and Other.” Accordingly, Jackson Hewitt performed a testing of the carrying values of goodwill for both its franchise operations and company-owned offices operations reporting units as of January 31, 2010. After this testing, Jackson Hewitt concluded that the carrying value of its franchise operations and company-owned offices operations reporting units, including goodwill, exceeded the fair value of each respective reporting unit resulting in the non-cash impairment charge. The non-cash tax valuation charge reflected an additional tax allowance given the inability to fully utilize the deferred tax assets created, in part, by the goodwill impairment expense.

Analyst Conference Call

Harry W. Buckley, president and chief executive officer, and Dan O’Brien, chief financial officer, will host a conference call today, Thursday, March 11, 2010, at 8:30 a.m. (EST), to discuss the fiscal 2010 third quarter results and fiscal 2010 full year guidance. Please visit the investor relations tab of Jackson Hewitt’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast. If you are unable to listen to the live webcast, a replay will be available on this website.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with more than 6,300 franchised and company-owned offices throughout the United States, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service(R) office nearest to you, call 1-800-234-1040.

Forward-Looking Statements

This press release contains statements, including, without limitation, those statements relating to the total tax returns prepared during the 2010 tax season, 2010 fiscal year revenue per tax return growth and net income, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: Jackson Hewitt’s ability to execute on its strategic plan and reverse its declining profitability, improve its distribution system or reduce its cost structure; Jackson Hewitt’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; delays in the passage of tax laws and their implementation; the success of Jackson Hewitt’s franchised offices; Jackson Hewitt’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, Jackson Hewitt’s franchisees or their employees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by Jackson Hewitt, or the financial institutions which provide financial products to Jackson Hewitt’s customers, to comply with such legal and regulatory requirements; the effectiveness of Jackson Hewitt’s tax return preparation compliance program; increased regulation of tax return preparers; Jackson Hewitt’s exposure to litigation; the failure of Jackson Hewitt’s insurance to cover all the risks associated with its business; Jackson Hewitt’s ability to protect its customers’ personal and financial information; the effectiveness of Jackson Hewitt’s marketing and advertising programs and franchisee support of these programs; disruptions in Jackson Hewitt’s relationships with its franchisees; changes in Jackson Hewitt’s relationships with financial product providers that could reduce the revenues Jackson Hewitt derives from its agreements with these financial institutions as well as affect Jackson Hewitt’s customers’ ability to obtain financial products through its tax return preparation offices; changes in Jackson Hewitt’s relationship with Wal-Mart or other large retailers and shopping malls that could affect Jackson Hewitt’s growth and profitability; the seasonality of Jackson Hewitt’s business and its effect on Jackson Hewitt’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; Jackson Hewitt’s reliance on technology systems and electronic communications to perform the core functions of its business; Jackson Hewitt’s ability to protect its intellectual property rights or defend against any third party allegations of infringement by Jackson Hewitt; Jackson Hewitt’s reliance on cash flow from subsidiaries; Jackson Hewitt’s compliance with credit facility covenants; Jackson Hewitt’s exposure to increases in prevailing market interest rates; Jackson Hewitt’s quarterly results not being indicative of its performance as a result of tax season being relatively short and straddling two quarters; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and Jackson Hewitt’s ability to maintain an effective system of internal controls; impairment charges related to goodwill; and the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact Jackson Hewitt’s business can be found in Jackson Hewitt’s Annual Report on Form 10- K for the fiscal year ended April 30, 2009, and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or Jackson Hewitt’s website. Jackson Hewitt assumes no obligation, and Jackson Hewitt expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:

David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

# # #

JACKSON HEWITT TAX SERVICE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Revenues
Franchise operations revenues:
Royalty	$24,575	$29,620	$25,819	$30,893
Marketing and advertising	10,826	13,089	11,373	13,653
Financial product fees	12,490	21,182	18,150	26,256
Other	1,982	2,027	2,484	3,624
Service revenues from company-owned office operations	29,229	31,872	30,353	32,720

Total revenues	79,102	97,790	88,179	107,146

Expenses
Cost of franchise operations	8,773	8,980	23,298	24,933
Marketing and advertising	15,523	20,530	21,947	30,139
Cost of company-owned office operations	17,753	19,887	32,030	37,827
Selling, general and administrative	8,314	6,680	35,801	30,580
Goodwill Impairment	274,150	—	274,150	—
Depreciation and amortization	3,526	3,296	10,560	9,689

Total expenses	328,039	59,373	397,786	133,168

(Loss) income from operations	(248,937)	38,417	(309,607)	(26,022)
Other income/(expense):
Interest and other income	691	454	1,922	1,234
Interest expense	(5,825)	(4,197)	(16,262)	(11,422)

(Loss) Income before income taxes	(254,071)	34,674	(323,947)	(36,210)
Provision for (benefit from) income taxes	24,954	13,763	(3,604)	(14,371)

Net (loss) income	$(279,025)	$20,911	$(320,343)	$(21,839)

(Loss) Earnings per share:
Basic	$(9.75)	$0.73	$(11.20)	$(0.77)

Diluted	$(9.75)	$0.73	$(11.20)	$(0.77)

Weighted average shares outstanding:
Basic	28,617	28,489	28,591	28,478

Diluted	28,617	28,545	28,591	28,478

JACKSON HEWITT TAX SERVICE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	January 31, 2010	April 30, 2009
Assets
Current assets:
Cash and cash equivalents	$7,049	$306
Accounts receivable, net of allowance for doubtful accounts of $3,383 and $1,869, respectively	70,783	24,272
Notes receivable, net	7,570	6,569
Prepaid expenses and other	19,723	14,195
Deferred income taxes	4,482	5,601

Total current assets	109,607	50,943

Property and equipment, net	25,998	27,685
Goodwill	147,241	418,674
Other intangible assets, net	87,033	87,324
Notes receivable, net	8,114	4,146
Other non-current assets, net	18,178	19,436

Total assets	$396,171	$608,208

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued liabilities	$30,202	$33,693
Current portion of long-term debt	25,000	—
Income taxes payable	34,881	48,305
Deferred revenues	6,336	10,370

Total current liabilities	96,419	92,368

Long-term debt	339,000	232,000
Deferred income taxes	22,986	23,589
Other non-current liabilities	12,523	16,587

Total liabilities	470,928	364,544

Stockholders’ (deficit) equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 39,508,562 and 39,290,418 shares, respectively	395	393
Additional paid-in capital	389,833	388,136
Retained (deficit) earnings	(158,359)	161,988
Accumulated other comprehensive loss	(3,768)	(4,178)
Less: Treasury stock, at cost: 10,739,867 and 10,527,879 shares, respectively	(302,858)	(302,675)

Total stockholders’ (deficit) equity	(74,757)	243,664

Total liabilities and stockholders’ (deficit) equity	$396,171	$608,208

JACKSON HEWITT TAX SERVICE INC.

CONDENSED FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Revenues
Royalty	$24,575	$29,620	$25,819	$30,893
Marketing and advertising	10,826	13,089	11,373	13,653
Financial product fees	12,490	21,182	18,150	26,256
Other	1,982	2,027	2,484	3,624

Total revenues	49,873	65,918	57,826	74,426

Expenses
Cost of operations	8,773	8,980	23,298	24,933
Marketing and advertising	13,085	17,581	19,280	26,904
Selling, general and administrative	822	915	2,727	2,991
Goodwill Impairment	223,734	—	223,734	—
Depreciation and amortization	2,535	2,249	7,485	6,607

Total expenses	248,949	29,725	276,524	61,435

(Loss) income from operations	(199,076)	36,193	(218,698)	12,991
Other income/(expense):
Interest and other income	592	391	1,800	1,130

(Loss) income before income taxes	$(198,484)	$36,584	$(216,898)	$14,121

JACKSON HEWITT TAX SERVICE INC.

CONDENSED COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Revenues
Service revenues from operations	$29,229	$31,872	$30,353	$32,720

Expenses
Cost of operations	17,753	19,887	32,030	37,827
Marketing and advertising	2,438	2,949	2,667	3,235
Selling, general and administrative	634	630	2,329	3,293
Goodwill Impairment	50,416	—	50,416	—
Depreciation and amortization	991	1,047	3,075	3,082

Total expenses	72,232	24,513	90,517	47,437

(Loss) income from operations	(43,003)	7,359	(60,164)	(14,717)

(Loss) income before income taxes	$(43,003)	$7,359	$(60,164)	$(14,717)

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Offices:
Franchise operations	5,416	5,637	5,416	5,637
Company-owned office operations	960	962	960	962

Total offices - system	6,376	6,599	6,376	6,599

Tax returns prepared (in thousands):
Franchise operations	776	962	826	1,017
Company-owned office operations	128	142	133	147

Total tax returns prepared - system	904	1,104	959	1,164

Average revenues per tax return prepared:
Franchise operations (1)	$232.54	$226.73	$229.56	$223.71

Company-owned office operations (2)	$228.51	$224.74	$228.14	$223.01

Average revenues per tax return prepared - system	$231.97	$226.47	$229.36	$223.63

Financial products (in thousands) (3)	846	1,003	870	1,028

Average fees per financial product (4)	$14.76	$21.12	$20.86	$25.54

Notes:

(1)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(2)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(3)	Consists of refund anticipation loans, assisted refunds and Gold Guarantee® products.
(4)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended January 31,		Nine Months Ended January 31,
(dollars in thousands, except per tax return prepared data)	2010	2009	2010	2009
Total revenues earned by the Company’s franchisees (A)	$180,433	$218,150	$189,556	$227,555

Average royalty rate (B)	13.62%	13.58%	13.62%	13.58%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.62%	19.58%	19.62%	19.58%

Royalty revenues (A times B)	$24,575	$29,620	$25,819	$30,893
Marketing and advertising revenues (A times C)	10,826	13,089	11,373	13,653

Total royalty and marketing and advertising revenues	$35,401	$42,709	$37,192	$44,546

Number of tax returns prepared by the Company’s franchisees (D)	776	962	826	1,017

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$232.54	$226.73	$229.56	$223.71

Amounts may not recalculate precisely due to rounding differences.

JACKSON HEWITT TAX SERVICE INC.

CONDENSED CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Expenses (a)
General and administrative	$5,629	$4,332	$23,400	$19,477
Insurance settlement	—	—	—	(1,500)
Litigation related matter	575	—	575	2,833
Employee termination and related expenses	7	226	4,752	823
Share-based compensation	647	577	2,018	2,663

Total expenses	6,858	5,135	30,745	24,296

Loss from operations	(6,858)	(5,135)	(30,745)	(24,296)
Other income/(expense):
Interest and other income	99	63	122	104
Interest expense	(5,825)	(4,197)	(16,262)	(11,422)

Loss before income taxes	$(12,584)	$(9,269)	$(46,885)	$(35,614)

(a)	Included in selling, general and administrative in the Condensed Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

CONDENSED ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Net (Loss) income, as reported	$(279,025)	$20,911	$(320,343)	$(21,839)
Goodwill Impairment	274,150	—	274,150	—
Employee terminations and related expenses	—	57	5,088	1,608
Lease termination and related expenses, net	131	140	169	1,675
Litigation related matter	575	—	575	2,833
Corporate advisory services / RAL funding costs	1,268	—	1,520	—
Insurance settlement	—	—	—	(1,500)
Deferred tax valuation allowance	9,909	—	9,909	—
Adjustment to income taxes	6,059	(78)	3,783	(1,832)

Net income (loss), as adjusted	$13,067	$21,030	$(25,149)	$(19,055)

(Loss) Earnings per share, as reported
Basic	$(9.75)	$0.73	$(11.20)	$(0.77)

Diluted	$(9.75)	$0.73	$(11.20)	$(0.77)

Earnings (loss) per share, as adjusted
Basic	$0.46	$0.74	$(0.88)	$(0.67)

Diluted	$0.46	$0.74	$(0.88)	$(0.67)

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of net income (loss) and earnings (loss) per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of the transactions noted above in order to help investors compare, on an equivalent basis, the Company’s financial results for the current period presented to its financial results for the same period presented last year.